                                                                    Exhibit 4(e)
                                                                    ------------


                       AMENDMENT NO. 3 TO CREDIT AGREEMENT

         THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of November 15, 2000 ("this Amendment"), among the following:

                  (i) ALLEN TELECOM INC., a Delaware corporation (herein, together with its successors and assigns, the "Borrower");

                  (ii) the Lenders party hereto;

                  (iii) BANK ONE, MICHIGAN (which is the successor to NBD Bank) as a Lender and as Documentation Agent (the "Documentation Agent"); and

                  (iv) KEYBANK NATIONAL ASSOCIATION, a national banking association, as a Lender, the Swing Line Lender, the Letter of Credit Issuer, and as the Syndication Agent, the Administrative Agent and the Collateral Agent under the Credit Agreement:

         PRELIMINARY STATEMENTS:

         (1) The Borrower, the Lenders named therein, the Swing Line Lender, the Letter of Credit Issuers, the Documentation Agent, the Syndication Agent and the Administrative Agent entered into the Credit Agreement, dated as of December 31, 1998, as amended by Amendment No. 1 thereto, dated as of July 30, 1999, and Amendment No. 2 thereto, dated as of April 19, 2000 (as so amended, the "Credit Agreement"; with the terms defined therein, or the definitions of which are incorporated therein, being used herein as so defined).

         (2) The parties hereto desire to change certain of the terms and provisions of the Credit Agreement, all as more fully set forth below.

         NOW, THEREFORE, the parties hereby agree as follows:

         10 AMENDMENTS, ETC.

         1.1. Extension of Maturity. In order to extend the stated maturity of the Total Commitment for a period of two years, effective on the Effective Date of this Amendment provided for in section 4 hereof, the definition of the term "Maturity Date" in section 1.1 of the Credit Agreement is amended to read in its entirety as follows:

                  "Maturity Date" shall mean December 31, 2003 (or such later date as may be provided in any extension pursuant to section 4.4 hereof), or such earlier date of termination of the Total General Revolving Commitment.

         1.2. Consent to Sale of Certain Mortgaged Property. Effective on the Effective Date of this Amendment provided for in section 4 hereof, and as contemplated by clause (D) of section 9.2(d) of the Credit Agreement, the Lenders hereby consent to the sale or other disposition of the Mortgaged Property located in Solon, Ohio, provided such sale is made in compliance with the following conditions:

                  (a) the sale is completed on or prior to April 30, 2001; and

                                                                    Exhibit 4(e)
                                                                    ------------

                  (b) the sales price is at least $4,000,000 (before deduction for any normal costs or expenses of sale), and is payable in cash at closing.

The Lenders hereby authorize the Collateral Agent to execute any mortgage or similar releases, releasing such Mortgaged Property from the Collateral, so long as the Collateral Agent has received at the time of any such release such evidence as it may reasonably require that the foregoing conditions have been satisfied.

         1.3. Increase in Total General Revolving Commitment; Consent to Further Increase. (a) Effective on the Effective Date of this Amendment provided for in section 4 hereof, the Total General Revolving Commitment is increased from $100,000,000 to $105,000,000, and Annex I to the Credit Agreement is amended to reflect the following separate revised General Revolving Commitments of the
Lenders:

                  ------------------------------------------------------------------------------------
                  Name of Lender                                       Amount
                  ------------------------------------------------------------------------------------
                  KeyBank National Association                         $30,000,000
                  ------------------------------------------------------------------------------------
                  Bank One, Michigan                                   $25,000,000
                  ------------------------------------------------------------------------------------
                  Dresdner Bank, New York and Grand Cayman Branches    $15,000,000
                  ------------------------------------------------------------------------------------
                  Fifth Third Bank, Northeastern Ohio                  $10,000,000
                  ------------------------------------------------------------------------------------
                  Firstar Bank,National Association                    $15,000,000
                  ------------------------------------------------------------------------------------
                  Sanpaolo IMI, S. p. A., New York Branch              $ -0-
                  ------------------------------------------------------------------------------------
                  LaSalle Bank, National Association                   $10,000,000
                  ------------------------------------------------------------------------------------

Any Lender whose commitment is shown above as "$-0-" shall no longer have any obligations under the Credit Agreement, but shall continue to be entitled to the rights of a Lender under the Credit Agreement so long as any Loans which are outstanding and owed to it under the Credit Agreement on the Effective Date of this Amendment remain outstanding.

         (b) Effective on the Effective Date of this Amendment provided for in section 4 hereof, the Lenders hereby consent to any future amendment or amendments to the Credit Agreement which increase the Total General Revolving Commitment, provided that (i) the Total General Revolving Commitment does not at any time exceed $125,000,000, (ii) the Borrower and the Administrative Agent afford each Lender a reasonable opportunity to participate, on a pro rata basis, in any such increase, (iii) no Lender is, by virtue of this consent, obligated to increase its own General Revolving Commitment, and (iv) copies of any such amendment are promptly distributed to the Borrower and all of the Lenders.

         1.4. Amendments to Certain Financial Covenants. Effective on the Effective Date of this Amendment as provided for in section 4 hereof, sections 9.8, 9.9 and 9.10 of the Credit Agreement are hereby amended to read in their entirety as follows:

                                                                    Exhibit 4(e)
                                                                    ------------

                  9.8. Consolidated Total Debt/Consolidated EBITDA Ratio. The Borrower will not at any time permit the ratio of (x) the amount of its Consolidated Total Debt at such time, to (y) its Consolidated EBITDA for its Testing Period most recently ended, to exceed (i) 3.50 to 1.00 for any Testing Period ended on or prior to December 31, 2000, or (ii)
         3.00 to 1.00 for any Testing Period after January 1, 2001 but prior to the Collateral Release Date, and (iii) 2.50 to 1.00, for any Testing Period ended after the Collateral Release Date,

                  9.9. Minimum Consolidated EBITDA. The Borrower will not at any time permit its Consolidated EBITDA for its Testing Period most recently ended to be less than the amount indicated below:


                  ----------------------------------------------------------------------------------------
                  Testing Period                                                     Amount
                  ----------------------------------------------------------------------------------------
                  Testing Period ended December 31, 2000                             $45,000,000
                  ----------------------------------------------------------------------------------------
                  Testing Period ended March 31, 2001 and any Testing                $55,000,000
                  Period thereafter
                  ----------------------------------------------------------------------------------------

                  9.10. Fixed Charge Coverage Ratio. The Borrower will not at any time permit the ratio of

                           (x) its Consolidated EBITDA for any Testing Period,
                  less its Consolidated Capital Expenditures for such Testing Period, to

                           (y) the sum of its Consolidated Interest Expense, its
                  Consolidated Income Tax Expense and the aggregate amount expended in cash or property (other than capital stock of the Borrower which is not Redeemable Stock) for Dividends, for such Testing Period, plus the amount representing the current portion (determined in accordance with GAAP) of its Consolidated Total Long Term Debt as of the end of such Testing Period.

         to be less than (i) 1.90 to 1.00 for any Testing Period ended on or prior to December 31, 2000 and (ii) 1.50 to 1.00, for any Testing Period ended thereafter; provided, that, notwithstanding the foregoing, if the Collateral Release Date shall have occurred, the Borrower will not permit such ratio to be less than 2.25 to 1.00 for any Testing Period ending after the Collateral Release Date.

                                                                    Exhibit 4(e)
                                                                    ------------

         20 REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Lenders, the Swing Line Lender, the Letter of Credit Issuer, the Documentation Agent, the Administrative Agent and the Collateral Agent as follows:

         2.1. Authorization and Validity of Amendment, etc. This Amendment has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly executed and delivered by a duly authorized officer of the Borrower, and constitutes the valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         2.2. Representations and Warranties. The representations and warranties of the Credit Parties contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties are hereby reaffirmed as true and correct in all material respects as of the date when made.

         2.3. No Event of Default. No condition or event has occurred or exists which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default.

         2.4. Compliance. The Borrower is in full compliance with all covenants and agreements contained in the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party; and without limitation of the foregoing, each Subsidiary of the Borrower which, as of the date hereof, is required to be a Subsidiary Guarantor, has on or prior to the date hereof become a Subsidiary Guarantor under the Subsidiary Guaranty.

         2.5. Financial Statements, etc. (a) The Borrower has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of December 31, 1998, and December 31, 1999, and the related audited consolidated statements of income, stockholders' equity, and cash flows for the fiscal years then ended, accompanied by the unqualified report thereon of the Borrower's independent accountants, and (ii) the condensed consolidated balance sheets of the Borrower and its consolidated subsidiaries as of June 30, 2000, and the related condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the six months then ended, as included in the Borrower's Report on Form 10-Q filed with the SEC. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its consolidated subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements which are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect.

         (b) The Borrower has furnished to the Lenders and the Administrative Agent written income statement financial projections prepared by management of the Borrower for the Borrower and its Subsidiaries for the fiscal years 2000-2003 (the "Recent Financial Projections"). The Recent Financial Projections were prepared on behalf of the Borrower in good faith after taking into account the existing and historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto. The Recent Financial

                                                                    Exhibit 4(e)
                                                                    ------------

Projections were considered by management of the Borrower, as of such date of preparation, to be realistically achievable; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower's projected consolidated results as set forth in the Recent Financial Projections will actually be realized. No facts are known to the Borrower at the date hereof which, if reflected in the Recent Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

         30 RATIFICATIONS.

         Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.

         40 BINDING EFFECT.

         This Amendment shall become effective on November 15, 2000 (the "Effective Date"), if the following conditions shall have been satisfied on and as of such date:

                  (a) this Amendment shall have been executed by the Borrower and the Administrative Agent, and counterparts hereof as so executed shall have been delivered to the Administrative Agent;

                  (b) the Administrative Agent shall have been notified by all of the Lenders that such Lenders have executed this Amendment (which notification may be by facsimile or other written confirmation of such execution);

                  (c) the Borrower shall have delivered to the Administrative Agent, for the account of the Lenders, certified resolutions of the Board of Directors of the Borrower, approving the increase in the Total General Revolving Commitment and the other matters covered by this Amendment;

                  (d) the Borrower shall have delivered to the Administrative Agent, for the account of the Lenders, a written opinion letter of its General Counsel, substantially in the form attached hereto as Exhibit A, and covering such other matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably request;

                  (e) contemporaneously with the Effective Date, the Borrower shall have prepaid all of the then outstanding General Revolving Loans, together with interest and any breakage compensation, and (if and as required by the Borrower) effected any new Borrowing of General Revolving Loans from the Lenders in accordance with their revised General Revolving Commitments as established pursuant to this Amendment, with the intended effect that any General Revolving Loans which are outstanding after giving effect to this Amendment shall be outstanding in accordance with the respective General Revolving Commitments as established pursuant to this Amendment (it being understood that all General Revolving Loans made by San Paolo IMI, S.p.A. will be repaid in full on the Effective Date, and, pursuant to section 3.4 of the Credit Agreement, San Paolo IMI, S.p.A. shall no longer be obligated as a Participant with respect to any Letter of Credit);

                  (f) the Borrower shall have paid to the Administrative Agent, in immediately available funds, for the account of each Lender, a nonrefundable amendment fee computed at the rate of 0.15% of the amount of the General Revolving Commitment of such Lender before giving effect to this Amendment (the Administrative Agent shall promptly pay over to each Lender its amendment fee as aforesaid); and

                                                                    Exhibit 4(e)
                                                                    ------------

                  (g) the Borrower shall have paid to the Administrative Agent, in immediately available funds, for the account of each Lender whose General Revolving Commitment is increased pursuant to this Amendment, a nonrefundable upfront fee computed at the rate of 0.20% of the amount of the increase for such Lender (the Administrative Agent shall promptly pay over to each applicable Lender its upfront fee as aforesaid);

and thereafter this Amendment shall be binding upon and inure to the benefit of the Borrower, each Lender, the Swing Line Lender, the Letter of Credit Issuers, the Documentation Agent, the Syndication Agent, the Administrative Agent and the Collateral Agent and their respective successors and assigns. After this Amendment becomes effective, the Administrative Agent will promptly furnish a copy of this Amendment to each Lender and the Borrower and advise them of the Effective Date.

         50 MISCELLANEOUS.

         5.1. Survival of Representations and Warranties. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Lender or any subsequent Loan or other Credit Event shall affect the representations and warranties or the right of the Administrative Agent or any Lender to rely upon them.

         5.2. Reference to Credit Agreement. The Credit Agreement and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference therein to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

         5.3. Expenses. As provided in the Credit Agreement, but without limiting any terms or provisions thereof, the Borrower shall pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation the reasonable costs and fees of the Administrative Agent's special legal counsel, regardless of whether this Amendment becomes effective in accordance with the terms hereof, and all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby.

         5.4. Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

         5.5. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

         5.6. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

         5.7. Entire Agreement. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters

                                                                    Exhibit 4(e)
                                                                    ------------

covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Credit Agreement.

         5.8. Jury Trial Waiver. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         5.9. Counterparts. This Amendment may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

                                                            Exhibit 4(e)
                                                            ------------
                                                                       EXHIBIT A

                                                November___, 2000

To the Administrative Agent,
         the Collateral Agent
         and each of the Lenders party
         to the Credit Agreement referred to below
c/o KeyBank National Association,
         as Administrative Agent
127 Public Square
Cleveland, Ohio 44114

         Re:      Credit Agreement, dated as of
                  December 31, 1998, as amended,
                  with Allen Telecom Inc.
                  ------------------------------

Ladies and Gentlemen:

         I am the Secretary and General Counsel of Allen Telecom Inc., a Delaware corporation (the "Borrower"), and have acted as counsel to the Borrower in connection with (i) the execution and delivery of the Credit Agreement, dated as of December 31, 1998, as amended by Amendment No. 1 thereto, dated as of July 30, 1999, Amendment No. 2 thereto, dated as of April 19, 2000, and Amendment No. 3 thereto ("Amendment No. 3"), dated as of November ___ , 2000 (as so amended, the "Credit Agreement"), among the Borrower, the financial institutions party thereto (the "Lenders"), and KeyBank National Association, as Administrative Agent, and (ii) the transactions contemplated thereby. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion letter is delivered by me to you at the request of the Borrower in accordance with the requirements of Amendment No. 3.

         As such counsel, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, records and matters of law as I have considered necessary as a basis for the opinions set forth herein, including without limitation the following:

                  (a)      the Credit Agreement;

                  (b)      the Notes delivered today pursuant to Amendment No.
                           3;

                  (c)      the Security Agreement;

                  (d)      the Mortgages; and

                  (e)      the Pledge Agreement.

The documents referred to in clauses (a) through (e) above are herein sometimes referred to as the "Credit Documents".

                                                                    Exhibit 4(e)
                                                                    ------------

         In my examination I have assumed the genuineness of all signatures (other than as to any Credit Party), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact not independently verified by me I have relied, to the extent I deemed appropriate, upon representations and certificates of officers of the respective Credit Parties, public officials and other appropriate persons. All assumptions and statements of reliance as to factual matters herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. I have also assumed the due authorization, execution and delivery of the Credit Documents on the part of the Lenders and the Administrative Agent, and the legality, validity, binding effect on, and enforceability of the Credit Documents against, the Lenders and the Administrative Agent.

         I understand that you have considered the applicability of fraudulent transfer laws to the transactions contemplated by the Credit Documents, as to which laws I express no opinion, and have satisfied yourself with respect thereto.

         My examination of matters of law in connection with the opinions expressed herein has been limited to the federal laws of the United States, the laws of the State of Ohio and the corporate laws of the State of Delaware, and accordingly, no opinions expressed herein shall be deemed to cover any other laws. In particular, no opinions contained herein shall be considered to cover the validity or effectiveness of any Mortgage covering any Real Property located outside the State of Ohio.

         I have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality or entity, nor have I made inquiry of any person or entity, except as expressly set forth in this opinion letter. In addition, I have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of my examination did not include such verification, I assume no responsibility for the accuracy or completeness of any such information.

         Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, I am of the opinion that:

                  1 The Borrower is a corporation validly existing under the laws of the State of Delaware and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage.

                  2 The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.

                  3 The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document to which it is a party constitutes the legal, valid and binding agreement or obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws, and related judicial doctrines, from time to time in effect affecting creditors' rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at

                                                                    Exhibit 4(e)
                                                                    ------------

         law or in equity, and (iii) the qualification that certain other provisions of such Credit Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of Ohio or other applicable jurisdictions, but the inclusion of such provisions does not affect the validity as against any Credit Party of any of such Credit Documents as a whole, and such Credit Documents contain adequate provisions for enforcing payment of the obligations governed or secured thereby and for the realization of the principal rights and benefits afforded thereby, subject to the other qualifications and limitations contained in this opinion letter.

                  4 Neither the execution, delivery or performance by the Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any provision of any Ohio, Delaware corporate or United States federal law, statute, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), or, to my knowledge, any order, writ, injunction or decree of any court or governmental instrumentality applicable to the the Borrower or its properties and assets, (ii) will conflict or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument of which I have knowledge to which the Borrower is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Borrower.

                  5 No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Ohio, Delaware or United States federal governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to (i) the execution, delivery and performance by the Borrower of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any such Credit Document, except for filings and recordings which are required to perfect the Liens granted by the Security Agreement and the Mortgages.

                  6 To my knowledge, there are no actions, suits or proceedings pending or overtly threatened in writing with respect to the Borrower or any other Credit Party (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) which question the validity or enforceability of any of the Credit Documents, or of any action to be taken by any Credit Party pursuant to any of the Credit Documents to which it is a party.

                  7 Neither the Borrower nor any of the other Credit Parties is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

         This opinion letter is being furnished only to the addressees and is solely for their benefit and the benefit of their participants and assigns in connection with the transactions contemplated by the Credit Documents. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without my prior written consent.

                                          Very truly yours,

                                                                    Exhibit 4(e)
                                                                    ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               ALLEN TELECOM INC.
                                   as Borrower

                            THE LENDERS NAMED HEREIN
                                   as Lenders

                               BANK ONE, MICHIGAN
                             as Documentation Agent

                                       And

                                     [KEYBANK LOGO]


                          KEYBANK NATIONAL ASSOCIATION
                                  as a Lender,
                the Swing Line Lender, a Letter of Credit Issuer
 and as the Syndication Agent, the Administrative Agent and the Collateral Agent


                              ---------------------

                                 AMENDMENT NO. 3
                                   dated as of
                                November 15, 2000
                                       to
                                CREDIT AGREEMENT
                                   dated as of
                                December 31, 1998

                              ---------------------


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